Exhibit 3.3

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ELK CREEK RESOURCES CORP.

ARTICLE I
NAME

The name of the corporation is Elk Creek Resources Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is (a) 450,000,000 shares of common stock (the “Common Stock”), including (i) 350,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 100,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (b) 100,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Third Amended and Restated Certificate, the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation except that (A) the holders of shares of Class B Common Stock shall not have the right to vote with respect to the election or removal of directors and (B) except as otherwise provided by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation, including any certificate of designations relating to any terms of Preferred Stock (each, a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock shall have the exclusive right to vote for the election or removal of directors and holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate that relates solely to the rights, preferences, privileges (or the qualifications, limitations or restrictions thereof) or other terms of one or more other series of Common Stock if the holders of such affected series of Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate or the DGCL.

(b) Dividends.

(i) Subject to the rights of the holders of any outstanding series of Preferred Stock, applicable law and the provisions of this Section 4.2(b), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(ii) A holder of a Vested Share or a Released Earnout Share (each, as defined in the Sponsor Support Agreement, dated as of September 25, 2022, by and among the Corporation, NioCorp Developments Ltd. (“NioCorp”), GX Sponsor II LLC and the other persons party thereto (the “Sponsor Support Agreement”)) shall be entitled to receive in respect thereof, to the extent the applicable record date occurs prior to the time such Vested Share or Released Earnout Share is exchanged for shares of NioCorp pursuant to the Exchange Agreement, such holder’s portion of any dividends or other distributions made by (1) the Corporation to its holders of Common Stock and (2) NioCorp to its holders of common stock on an as-exchanged (pursuant to the Exchange Agreement) to NioCorp common stock basis (other than, in the case of clause (2), dividends or other distributions using cash proceeds from any dividends or other distributions previously made by the Corporation to its holders of Common Stock in which such holder of a Vested Share or a Released Earnout Share has participated).

(iii) A holder of an Earnout Share (as defined in the Sponsor Support Agreement) shall not, prior to the time such Earnout Share becomes a Released Earnout Share, have the right to receive in respect thereof dividends or other distributions made by the Corporation to its holders of Common Stock or NioCorp to its holders of common stock; provided, that, at such time as any such Earnout Share becomes a Released Earnout Share, the holder thereof will be entitled to receive such holder’s portion of any dividends or other distributions declared previously by (1) the Corporation to its holders of Common Stock and (2) NioCorp to its holders of common stock on an as-exchanged (pursuant to the Exchange Agreement) to NioCorp common stock basis (other than, in the case of clause (2), dividends or other distributions using cash proceeds from any dividends or other distributions previously made by the Corporation to its holders of Common Stock), in each case, during the period beginning upon the effectiveness of this Third Amended and Restated Certificate and ending upon the time such Earnout Share became a Released Earnout Share, in each case, in the amount the holder of such Earnout Share would have been entitled to receive at such time but for the restriction contained in this Section 4.2(b)(iii), and such amounts will be paid promptly (and in any event within ten (10) Business Days) thereafter in cash unless the Board determines in good faith that the Corporation does not have sufficient cash on hand therefor, in which case the Corporation will deliver a note for such amount to the applicable holder in a form reasonably satisfactory to such holder and the Corporation.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Winding Up Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them except that each share of Class B Common Stock which has not, at such time, been exchanged under the Exchange Agreement, will be exchanged into NioCorp common shares immediately prior to such Winding Up Event in accordance with the Exchange Agreement.

(d) Class B Common Stock.

(i) Shares of Class B Common Stock are exchangeable for cash or common shares of NioCorp, upon the terms and subject to the conditions specified in the Exchange Agreement, entered into as of the date hereof, by and among NioCorp, the Corporation and GX Sponsor II LLC (the “Exchange Agreement”).

(ii) To the extent an outstanding share of Class B Common Stock shall be exchanged for a common share of NioCorp in accordance with the Exchange Agreement, such share of Class B Common Stock shall be transferred and surrendered to the Corporation or NioCorp, upon the terms and subject to the conditions specified in the Exchange Agreement and shall thereafter, upon its acquisition by the Corporation, be cancelled and no longer considered outstanding.

(iii) Holders of shares of Class B Common Stock shall be entitled to all of the rights, preferences and privileges, and bound by all of the applicable restrictions, specified in the Exchange Agreement.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and this Third Amended and Restated Certificate of Incorporation, the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 Rights, Warrants and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to one or more resolutions adopted by a majority of the Board.

(b) Until such time as the Board determines otherwise, the number of directors shall be no less than one. Each director shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal in accordance with this Third Amended and Restated Certificate. No decrease in the number of directors shall shorten the term of any incumbent director. All directors shall be elected for terms expiring at the next annual meeting of stockholders of the Corporation.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If, at any time, there are no remaining directors in office, any such vacancies may be filled solely and exclusively by the affirmative vote of the holders of Class A Common Stock.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time only by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of Class A Common Stock.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws; provided, however, that the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares Class A Common Stock shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Section 7.1 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time, only by or at the direction of the Chairman of the Board, Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CERTAIN ACTIONS

Section 9.1 General. Until the termination or expiration of the Exchange Agreement in accordance with its terms, the Corporation shall not enter into any agreement, amend or modify any existing agreement, or take any other action, in each case that would adversely impact the rights of any Exchanging Shareholder (as defined in the Exchange Agreement) in any material respect without first (i) providing prior written notice to each Exchanging Shareholder, (ii) engaging in good faith negotiations with the Exchanging Shareholders with respect to any such proposed agreement or any alternative agreement or arrangement by and among the Corporation, NioCorp and the Exchanging Shareholders for the purpose of eliminating or mitigating any such adverse impact and (iii) receiving the prior written consent of the holders of a majority of the Class B Common Stock then held by Exchanging Shareholders to enter into such agreement, amend or modify such existing agreement, or take such other action. Nothing in this Third Amended and Restated Certificate or otherwise will prohibit the Corporation from (A) issuing additional shares of Class A Common Stock to the holders of shares of Class A Common Stock as consideration for and equal to the fair market value of such holders’ contribution of capital, and holders of Class B Common Stock shall have no right to participate therein or (B) increasing the number of shares of authorized Common Stock, to which Section 4.7 of the Exchange Agreement shall apply.

Section 9.2 Certain Specific Actions. Without limiting the generality of Section 9.1, Section 9.1 shall apply to any agreement or action with respect to the following, in each case to the extent that such agreement or action would adversely impact the rights of any Exchanging Shareholder in any material respect:

(a) any amendment to this Third Amended and Restated Certificate or the Bylaws of the Corporation or the organizational documents of NioCorp;

(b) (x) the creation of a new class or series of capital stock or equity securities of the Corporation or NioCorp (except as provided in the parentheticals in clauses (y)(1) and (y)(2) of this Section 9.2(b) or (y) any issuance by the Corporation or NioCorp in any transaction or series of related transactions of (1) equity or equity-linked securities (except for (A) common shares of the Corporation issued as consideration for and equal to the fair market value of capital contributions made by NioCorp or a subsidiary thereof with proceeds of NioCorp equity or equity-linked financing transactions and (B) common shares of NioCorp) or (2) any preferred equity or non-voting equity (except, with respect to the Corporation, to the extent issued as consideration for and equal to the fair market value of capital contributions made by NioCorp or a subsidiary thereof with proceeds of NioCorp preferred equity or non-voting equity financing transactions); and

(c) the declaration and payment of any stock dividend or other distribution by the Corporation (with respect to shares of Class A Common Stock) or NioCorp (with respect to shares of common stock) in which the holders of Class B Common Stock do not participate on a pro rata basis (provided, that, the holders of Class B Common Stock will, for these purposes, be deemed to have participated in any such stock dividend or other distribution notwithstanding the fact that the Exchanging Shareholders are restricted from receiving such dividend or other distribution with respect to certain shares of Class B Common Stock on the terms and conditions set forth in Section 4.2(b)(iii)).

ARTICLE X
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment, alteration, change or repeal of any provision of this Third Amended and Restated Certificate which affects the rights, preferences and privileges of the holders of shares of Class B Common Stock in any material respect (including, for the avoidance of doubt, any amendment, alteration, change or repeal of any provision of Section 4.2(d) or Article IX) shall require the vote, approval or consent of the holders of a majority of the Class B Common Stock then held by Exchanging Shareholders, voting as a separate class.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by or under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Section 11.3 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.3.